Filed Pursuant to Rule 433

Registration Statement No. 333-157904

April 8, 2006

The Republic of Korea

US$1,500,000,000 5.750% Notes due 2014

US$1,500,000,000 7.125% Notes due 2019

April 8, 2009

(a)	Final Term Sheet for US$1,500,000,000 5.750% Notes due 2014 (the “Notes”)

Issuer	The Republic of Korea
Issue Currency	U.S. Dollars
Issue Size	US$1,500,000,000
Issue Date	April 16, 2009
Maturity Date	April 16, 2014
Settlement Date	On or about April 16, 2009, which will be the sixth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.
Interest Rate	5.750% per annum (payable semi-annually)
Interest Payment Dates	April 16 and October 16 of each year, starting October 16, 2009. Interest on the Notes will accrue from April 16, 2009.
Public Offering Price	99.512%
Gross Proceeds	US$1,492,680,000
Underwriting Discounts	0.21%
Net Proceeds (before expenses)	US$1,489,530,000
Listing	Application has been made for the Notes to be listed on the Singapore Exchange Securities Trading Limited.
Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Samsung Securities Co., Ltd.
Co-Managers	BNP Paribas Securities Corp., Calyon, Morgan Stanley & Co. International plc, Nomura International plc and The Royal Bank of Scotland plc.
ISIN	US50064FAH73
CUSIP	50064F AH7

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch toll-free at 1-866-500-5408.

(b)	Final Term Sheet for US$1,500,000,000 7.125% Notes due 2019 (the “Notes”)

Issuer	The Republic of Korea
Issue Currency	U.S. Dollars
Issue Size	US$1,500,000,000
Issue Date	April 16, 2009
Maturity Date	April 16, 2019
Settlement Date	On or about April 16, 2009, which will be the sixth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet or the next two succeeding business days, because the Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.
Interest Rate	7.125% per annum (payable semi-annually)
Interest Payment Dates	April 16 and October 16 of each year, starting October 16, 2009. Interest on the Notes will accrue from April 16, 2009.
Public Offering Price	99.052%
Gross Proceeds	US$1,485,780,000
Underwriting Discounts	0.21%
Net Proceeds (before expenses)	US$1,482,630,000
Listing	Application has been made for the Notes to be listed on the Singapore Exchange Securities Trading Limited.
Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Samsung Securities Co., Ltd.
Co-Managers	BNP Paribas Securities Corp., Calyon, Morgan Stanley & Co. International plc, Nomura International plc and The Royal Bank of Scotland plc.
ISIN	US50064FAJ30
CUSIP	50064F AJ3

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch toll-free at 1-866-500-5408.